EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-117318-01, 333-83308 and 333-103424) of RenaissanceRe Holdings Ltd.

(2)	Registration Statement (Form S-8 No. 333-06339) pertaining to the RenaissanceRe Holdings Ltd. Amended and Restated 1993 Stock Incentive Plan and the RenaissanceRe Holdings Ltd. Non-Employee Director Stock Plan.

(3)	Registration Statement (Form S-8 No. 333-119489) pertaining to the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan.

(4)	Registration Statement (Form S-8 No. 333-90758) pertaining to the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan and the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan.

(5)	Registration Statement (Form S-8 No. 333-68282) pertaining to the RenaissanceRe Holdings Ltd. Second Amended and Restated 1993 Stock Incentive Plan and the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan.

(6)	Registration Statement (Form S-8 No. 333-61015) pertaining to the RenaissanceRe Holdings Amended and Restated Non-Employee Director Stock Plan and the Nobel Insurance Limited Incentive Stock Option Plan.

of our reports dated March 30, 2005, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd. and Subsidiaries, the financial statement schedules of RenaissanceRe Holdings Ltd. and Subsidiaries, RenaissanceRe Holdings Ltd. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of RenaissanceRe Holdings Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young

Hamilton, Bermuda
March 30, 2005